Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Autodesk Inc. 2022 Equity Incentive Plan of Autodesk, Inc. of our reports dated March 14, 2022, with respect to the consolidated financial statements and schedule of Autodesk, Inc. and the effectiveness of internal control over financial reporting of Autodesk, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

June 21, 2022